EXHIBIT 10.26

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL

November 17, 2022

VIA E-MAIL

Monika Maria Toernsen

[*]

Re: Terms of Transition and Separation of Employment

Dear Maria:

This letter confirms the agreement (“Agreement”) between you and Passage Bio, Inc. (the “Company”) concerning the terms of your transition and separation from your employment with the Company. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.

Separation of Employment: As we have discussed, and as a result of a reduction in force, your role with the Company has been eliminated and your employment with the Company will end. The Company has discussed with you the terms under which it is willing to continue your employment through the Transition Period, as described further below.

2.

Separation Date and Transition Period: Your last day of employment with the Company will be December 31, 2022 (the “Separation Date”). Between now and the Separation Date (the “Transition Period”), you are expected to perform the responsibilities and duties of your position as directed by the CEO, to facilitate a smooth and effective transitioning of your duties, responsibilities, and knowledge relative to your position, and to provide such other services as the Company may reasonably request of you (the “Transition Services”). During the Transition Period, you will continue to receive your regular base salary and to be eligible to participate in benefits the Company customarily offers to its employees, including Company-sponsored health care coverage and equity vesting to the fullest extent allowed by the applicable governing policies, agreements, or plans.

3.

Separation Benefits: At the end of the Transition Period, and in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Release”), to be signed no earlier than the Separation Date, and your other promises and obligations outlined herein, the Company agrees to provide you with the following separation benefits: (1) a lump sum payment in the total gross amount of four hundred thirty nine thousand eight hundred seventy five dollars ($439,875), less applicable state and federal payroll deductions, which is equal to twelve (12) months of your base salary (the “Severance”); (2) a lump sum payment in the total gross amount of one hundred fifty eight thousand three hundred fifty five dollars ($158,355), less applicable state and federal payroll deductions, which is equal to your target bonus for the 2022 calendar year after applying a 90% multiplier reflecting both Company and individual performance for 2022 (the “2022 Bonus”); (3) a lump sum payment in the total gross amount of twelve thousand one hundred ten dollars and one cent ($12,110.04), less applicable state and federal payroll deductions, which is equal to 12 months of the monthly COBRA premium you be would be required to pay to continue the group health coverage in effect on the Separation Date (the “COBRA Payment”); and (4) the Company agrees to extend your post-employment deadline to exercise any unexercised vested options to purchase shares of the Company’s common stock to the twelve (12) month anniversary of the Separation Date ((1)-(4) collectively, the “Separation Benefits”). You expressly agree and acknowledge that the Separation Benefits fully satisfy any and all severance obligations the Company may owe to you under the Employment Agreement that you entered into with the Company, dated July 18, 2021, or otherwise.

4.

Final Pay: On the Separation Date, the Company will pay you for all wages, salary, transportation and commuting allowance, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable and up to a maximum amount of 160 hours) and any similar payments due you from the Company as of your termination of employment. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under this Agreement and the Release.

5.

Return of Company Property: You hereby warrant to the Company that, on or before the Separation Date (or sooner if requested by the Company), you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

6.

Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached Employee Invention Assignment, Confidentiality, and Non-Competition Agreement (Exhibit B hereto) (the “Restrictive Covenant Agreement”); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.

7.

Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Philadelphia, Pennsylvania through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

8.

Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9.

Mutual Non-disparagement: You agree that you will not, directly or indirectly, disparage or make negative remarks regarding the Company or its current executive officers, directors, and employees, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. The Company agrees that its current executive officers, for so long as they are employed by or providing services to the Company, will not, directly or indirectly, disparage or make negative remarks regarding you, including, but not limited to, any statement posted on social media or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this section shall prohibit you or the Company (including its executive officers) from providing truthful information in response to a subpoena or other legal process.

10.

Complete and Voluntary Agreement: This Agreement, together with all exhibits attached hereto and any agreements between you and the Company concerning your equity interests in the Company, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

11.

Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims provided that the Company timely provides you with all payments and other consideration described in this Agreement.

12.

Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

13.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

14.	Effective Date: This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me by Monday, November 21, 2022. I wish you the best in your future endeavors.

[Remainder of page left blank intentionally; signature page follows]

Sincerely,
PASSAGE BIO, INC.

By: /s/ Will Chou
Will Chou, MD
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Monika Toernsen
Monika Maria Toernsen

Date:	11/18/2022

EXHIBIT A

RELEASE

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